Exhibit 10

CONFIDENTIAL TREATMENT 552(b)(4) of FOIA
THIS DOCUMENT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT BY CORUS BANKSHARES, INC. PURSUANT TO RULE 24b-2

THE PORTIONS OF THE DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT IS BEING SOUGHT ARE BRACKETED AND FORMATTED IN BOLD, DOUBLE UNDERLINE FONT.

CORUS BANK, N.A.
Commission Program for Commercial Loan Officers

1.  INTRODUCTION

          In 1993 Corus Bank, N.A. (“Bank”) implemented the first version of this Commission Program for Commercial Loan Officers (“Commission Program” or “Program”).  While it has evolved and changed in some very significant ways, the basic structure and intent of the program has survived intact, and has served both Corus and the participating officers well. The Commission Program is designed to share loan profits with the officers to the extent those profits exceed what the company could earn by investing its deposits in some other manner (the Bank’s “Opportunity Cost” – see section 6 for further details on the Opportunity Cost).  We call this sharing in “Incremental Profit.” Incremental Profit consists of interest and fee income, minus the Opportunity Cost, minus the department’s overhead.  Furthermore, just as officers share in Incremental Profit, they must also bear that same share of any losses.  These concepts are developed more fully in the following pages.

          The Commission Program has been crafted to reward officers in such a way that their goals coincide as closely as possible with those of the company. Officers will benefit from generating as many loans as possible, with rates and fees as high as possible, from keeping the loans on the books as long as possible, and from avoiding losses. A substantial amount of the commission will be held back subject to earn out, so that officers, like the Bank, will have something to lose if their loans are not fully repaid. Also, officers who are particularly successful in developing a large portfolio of high-quality, high-yielding loans, will be walking away from a stable source of potential commission income should they ever choose to leave the company even though certain amounts held back might be paid out subsequently.

          This Commission Program will undoubtedly continue to evolve with each passing year, as we encounter new situations, and as business conditions change. Modifications will continue to be made, and Corus is entitled to make any that it deems appropriate, in its sole discretion. Management will attempt to minimize the frequency of such changes, and will also try to explain the rationale behind any changes fully, but the program may be changed at any time. Your comments, cooperation and patience will be appreciated. Please direct comments or questions to either Michael Stein or Robert Glickman. References below to management include both Mr. Stein and Mr. Glickman, both of whom will answer questions and field comments. As CEO, Mr. Glickman will act as the final arbiter for difficult decisions.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

          This program is entirely unfunded.  All amounts payable hereunder are paid from the general assets of the Company.

2.  COMMISSION CALCULATION SHEET

          The Commission Program requires us to track all loans originated or renewed since the program began which are still on the books. We must maintain information on the loan amount, terms, officer(s) involved, and how the commission associated with the loan is to be allocated. We must also calculate the actual commission amount for individual loans based on the rest of the information contained in the database. The spreadsheet in which we maintain this database is called the Commission Calculation Sheet (“CCS”). On separate spreadsheets, management tracks the advance against commission percentage (see below), actual commissions paid, amounts held back, and other related information. However, the CCS is the primary spreadsheet in which most of the critical information is stored.

3.  WHICH LOANS WILL BE INCLUDED IN THE PROGRAM?

          This program was designed for loans secured by commercial real estate projects; however, management in its sole discretion will consider including commercial loans secured by other collateral on a case-by-case basis. Effective November 1, 2005, mezzanine loans will be included just like all other loans.  Prior to November 1, 2005, mezzanine loans were treated in a different manner than other loans. The CCS tracks those loans and treats them accordingly.

          If a loan qualifies for the Commission Program, it will be entered on the CCS. Due to the burden of tracking loans and calculating the commissions, the program will only include loans that generate commissions of $1,000 or more per year.

          Effective as of November 1, 2005, if a loan is in excess of *[                    ], only that portion of the loan up to *[                    ] will be included in the Commission Program. Lower thresholds applied in prior years. Any excluded amount will be based on the year of origination and will not be altered during the life of the loan. If the Bank originates a mezzanine loan and a first mortgage loan which, when combined, exceeds *[                    ], then the reduction due to the cap will be applied pro rata to each loan.

          The Commission Program uses a 12-month period beginning on November 1st and ending on October 31st of each year to calculate commissions (“Commission Year”).  This cut-off date is being used so that all calculations can be made and verified and the commission amount calculated by year-end.  Therefore, an officer’s year-end Net Commissions (defined below) for a calendar year will be based on loan activity for the 12 months ending on October 31st of that same year.  While it may be tempting to push closings up into October in order to include them in a given Commission Year, officers are expected to act responsibly and in the company’s best interests in this regard. Documentation compromises or other actions that impact a credit must not be made in order to speed up a closing.  Please note also that the October 31st date is not in any way a date upon which commissions become payable by the company or formally earned by officers.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

          Each year a portion (as described in Section 12, “Commission Holdback”) of an officer’s Net Commissions arising with respect to the Commission Year will be paid in cash (as soon as practicable, but in no event more than two and a half months after the end thereof). The balance will be held back, subject to risk of loss (and thus subject to a substantial risk of forfeiture) pursuant to Section 8, “Sharing of Loan Losses”, until the conditions of Section 12 and Section 13, “Holdback of Commission in the Event of Nonperforming Loans”, are satisfied.  All Commissions that are so held back are referred to as “Held Back” or “Holdback(s).” Note that certain calculations relating to the vesting of Commission Holdbacks are made as of October 31st of the relevant calendar year.

          Whether or not a transaction qualifies for inclusion on the Commission Calculation Sheet normally will be quite clear; however, sometimes it will require interpretation.  It is recommended that management approve any ambiguous situations as early as possible in the process to avoid any hard feelings.

4.  COMMISSION FACTOR

          The Commission Factor is the percentage of the Incremental Profit associated with the loan that will be shared with the relevant officer(s). Once established for a Commission Year, Commission Factors will remain in effect through the life of those loans originated in the Commission Year, subject to the Annual Alteration noted below.

          Effective as of November 1, 2005, the Commission Factor is fixed at *[          ].  The Commission Factor varied in prior years.

          Every loan that is handled by the Bank has a supervising officer (the “Supervising Officer”) assigned to it.  The Supervising Officer will be Michael Stein, Robert Glickman or Tim Stodder. A lead loan officer (“Lead Officer”) would be designated for each loan, and such individual would be responsible for the majority of the negotiation, structuring and ‘frontline’ documentation (e.g., term sheets, application letter, commitment letters, etc.; in other words, the initial documentation that sets the terms of a loan).  In some instances, a second officer may be asked by the Lead Officer to assist on a given loan.

          The Supervising Officer is responsible for overall supervision of the particular loan, including: a) meet, as needed, with the borrowers/developers, b) evaluate borrower/ developer’s integrity, experience, etc., c) perform, as needed, site inspection(s) of proposed and comparable projects, d) underwrite financials for both project and borrowers, e) underwrite tenants (where applicable), f) guide negotiating, underwriting and pricing of loan(s), and g) review and approve term sheets, application letters and commitment letters. In addition, as a loan committee (the “Loan Committee”) must approve each loan, the Supervising Officer and the Lead officer present the loan and an analysis of the economics thereof to the Loan Committee for consideration and final approval. The aggregate of these activities are termed the “Cliff of Activity” and must be met in order for the Supervising Officer to earn a commission on a given loan.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

          Commissions on a loan outstanding in any given Commission Year would be allocated as follows:

a. The Supervising Officer, except if the Supervising Officer is Robert Glickman (who does not participate in the Commission Program), would be allocated *[          ] of the Commission on each loan that he supervises as long as the Cliff of Activity has been met. If Supervising Officer is Robert Glickman, the Lead Officer still only gets *[          ].

b. The remaining *[          ] of the Commission would be allocated to the Lead Officer, except in the case in which a second officer is appointed to assist the first, in which event the *[          ] would be split between the two officers, as discussed below.

Note that the *[           ] division applies for the Commission Year commencing November 1, 2004; for subsequent years, the Compensation Committee would establish, within 90 days of the beginning of each Commission Year, the relative percentages applicable to loans originated in those future years. The percentages established for loans established in a Commission Year would continue to apply to Commissions generated by such loans in subsequent years.

          In order to maximize the number of profitable loans made by the Bank, individual officers are compensated, on a loan-by-loan basis, based on their individual performance in originating, negotiating and bringing a loan to closure. Their compensation is not a function of the overall profitability of the loan department, nor of Corus. Instead, an officer only earns a commission if the officer actually works on a loan. Each individual’s compensation is a direct function of the number of loans they work on personally and the profitability of each of those loans. As a consequence, the number of loans on which the individual is actively involved caps the total amount that an officer can earn.

          In the case of Michael Stein or Tim Stodder, they will be treated as a Supervising Officer, and will thus receive a Commission equal to *[          ] of the aggregate amount of Commission payable on a loan, only if they satisfy the Cliff of Activity requirement with respect to that loan. The Cliff of Activity requirement is designed to ensure that the *[          ] commission is paid only where the Supervising Officer’s activities justify such a commission.

          In the case of other officers, the Lead Officer assigned to the loan would be responsible for the majority of the negotiation, structuring and ‘frontline’ documentation, and would be eligible to receive the remaining *[          ] of the Commission. The lead officer may, however, request the assistance of a junior officer to provide support with respect to these functions.  In that event, the lead officer and supporting officer would agree on the portion of the *[          ] commission to be paid to the supporting officer. The amount payable to the supporting officer is typically *[                    ] of the total Commission, and should be determined by the Lead Officer and Supervising Officer based on the supporting officer’s contribution to the overall effort.

          All Commission Factors, regardless of the year in which the loan was originated, are subject to an Annual Alteration. In order to describe the Annual Alteration, some terminology must be defined. “Unadjusted Gross Commissions” is the aggregate Gross Commissions payable to all officers who are in the Commission Program for that year prior to considering the Annual Alteration.  The Threshold is equal to *[          ]. The Annual Alteration will be a reduction in every Commission Factor, which shall be calculated by multiplying each Commission Factor by the following formula (if the formula results in a number greater than 1.0 there will be no Annual Alteration for the year in question):

*[                                        ]

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

          The Annual Alteration will reduce the Commission Factor for all loans for a given year, but the original, unaltered Commission Factor will still be the starting point for the next year’s Annual Alteration, if any. That is, the Annual Alteration in a given year does not carry forward.

          When a loan is renewed or extended the Commission Factor (and the Officer’s share of losses) will be adjusted to equal the Commission Factor then in effect for new loans. However, if the renewal in question is deemed by management to be a non-market renewal (i.e., that it is being offered as some sort of workout, and consists of terms that are not representative of what could be achieved by the borrower on the open market), then the Commission Factor (and the Officer’s share of losses) will remain at the Commission Factor associated with the loan in question prior to renewal.

5.  ALLOCATING THE COMMISSION

          The program is intended to provide commissions to each officer based solely on account of income generated by the individual performance of the officer. In some instances, more than one officer may deserve credit for bringing in a new loan, or for doing a material amount of the work associated with underwriting the loan. In that event, the applicable commission should be divided among the relevant officers so that the relative amounts allocated to each officer approximate as closely as possible the relative amount of income generated by the individual performance of each officer. In general, where a commission is attributable to the efforts of more than one officer, the officers are expected to work out the allocation of the commission among themselves.

          When this program was first originated many feared that this could become a source of friction among officers. It is good to be able to report that there has been very little conflict of this nature. Still, it is important that we remain aware of the potential for hard feelings, and act fairly and quickly to resolve problems. Please consult Michael Stein or Robert Glickman for advice in dividing commissions. Robert Glickman has the authority to reallocate commissions between officers when he deems it appropriate to more closely track the individual efforts of the officers.

          All officers who will receive an allocation of a commission should sign the Loan Approval Sheet, so that the Officer’s loan approval and recommendation of the loan is documented. No individual needs to sign the approval sheet on behalf of either Senior Management allocations (see below) or allocations to “Other.”

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

6.  COMPONENT PARTS OF THE COMMISSION CALCULATION SHEET.

          Basically, the commission for a loan is equal to:

*[                                        ]

This is a broad conceptual framework, and the Commission Program and the Commission Calculation Sheets incorporate these concepts, sometimes in a very precise manner, and sometimes more roughly. In this section we will discuss how Income, Servicing Cost, and Opportunity Cost are incorporated in the CCS. For a complete understanding of the CCS, officers should study the CCS itself; this overview is only a general summary.

          Income. Income for a given year in the Commission Program consists of interest income and fee income generated in that year on a cash basis. Fee income includes origination fees, exit fees, and fixed percentage prepayment charges. Yield maintenance prepayment charges are included in a limited manner (see Section 10 below). Income from foreclosed real estate and gains on sales of real estate will not be included as Income (in any event, as noted below, commission accruals for a loan will cease once a loan is classified as a non-accrual asset).

          Earned fees for loans that do not close are included in the program, and considered as if they were profits associated with a regular loan. Letter of credit fees will also be included, as would any loans resulting from draws on letters of credit. If the Bank ever experiences a loss in connection with a loan in which it was an intermediary, or in connection with a letter of credit, officers should expect to share in losses (see below) just as if these were regular loans.

          Expenses incurred for loans that do not close, and further assuming that the expenses were not reimbursed by the customer, may at the Bank’s sole discretion, be charged to the officer as well, in which case the officer would bear a portion of the costs equal to the Commission Factor which would have been used had the loan closed.  Officers need not expect to pay for business development costs and site inspections (provided reasonable care is taken to avoid unnecessary and unduly expensive travel), but should be careful about incurring legal fees and other third-party report costs such as appraisals without getting a deposit of some sort from the customer.

          Most of the Bank’s loans have variable interest rates. In the CCS, the interest rate must be expressed as a spread over one of several indices: Treasuries, Prime, or LIBOR. For variable rate loans, at the end of each Commission Year, the Bank analyzes the actual spread between 3-month Treasuries and the various indices used in our loans, and the CCS is adjusted to reflect the actual spreads observed over the prior year.

          For fixed rate loans, all of which are Treasury-based, the CCS uses the spread to comparable maturity Treasuries as of the date that the rate is locked (this is usually either the date of commitment or the date of closing). The benefits and costs of interest rate fluctuations after locking are enjoyed or borne, as the case may be, by the bank.  Furthermore, the bank will usually swap fixed rate loans into floating rate loans.  However, whether we swap or not, or how successful the swap is, is not considered in the Commission Program.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

          Also, some loans involve one or more changes in rate basis or spread the middle of the term (e.g., from LIBOR + 3.00% to LIBOR + 2.75% or to Treasury +3.25%). In such cases, the loan will be treated as if it paid off at the time the rate basis is altered, and as if a new loan was originated with the new rate. A loan with an interest rate floor (e.g., LIBOR + 3.25% with a floor of 6.50%) might function as if it was a loan with a constantly changing spread. In this case, the Bank will make a customized, weighted average calculation of the spread which takes into account both the actual spread and the actual principal balance, and gives more weight to the spreads which applied to higher balance periods than to the spreads which applied to lower balance periods.

          The CCS assumes that interest accrues on an Actual/360 basis. If a loan is negotiated otherwise, the “spread” column or input on the Commission Calculation Sheet should be reduced to reflect the change

          Opportunity Cost.  We have assumed from the outset of the Commission Program that some sort of low-overhead investment alternative would be available to us, but at a lower overall yield than that offered by commercial real estate loans. We believe the company could purchase investment-grade rated commercial mortgage backed securities (“CMBS”) with virtually no overhead expense, and with no regulatory limitations. In that case, much of the capital allocated to commercial real estate loans could be reallocated to other investments as well.

          The yield the bank could have earned on the CMBS, plus the additional yield that could be earned on any reallocated capital, can be thought of as the bank’s “Opportunity Cost.” *[                                        ]

          Servicing Cost. There are economies of scale in servicing larger loans. Management has made a rough estimate of servicing cost for loans of various sizes. See the table in the Commission Calculation Sheet.

          Also, it will be assumed that the servicing cost for Construction Loans will be double whatever the normal servicing cost would have been.  The Commission Calculation Sheet automatically calculates this extra cost.  However, in the input section of the Commission Calculation Sheet officers must indicate that the loan is a construction loan in the appropriate column.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

7.  CESSATION OF COMMISSION

          So long as the full base rate of interest is actually collected from the borrower, or is drawn upon from an interest reserve, commissions will accrue for the loan in question. Whether or not the loan is categorized as non-accrual, and regardless of the loan’s internal numeric or alpha rating, a commission will accrue so long as interest is actually collected. No commission will be paid for any period during which the Bank owns an asset, and no commission will be paid pertaining to any gain on sale of any asset. See below for more details on how foreclosure and carry costs can impact an officer.

8.  SHARING IN LOAN LOSSES

          Officers will share in losses incurred on any loan in their portfolio. Through October 31, 1998, each officer built up a loan loss reserve equal to *[                    ] per year of the average balance of his or her portfolio (“Reserve”). Losses incurred in the officer’s portfolio will first be subtracted from the Reserve dollar-for-dollar. That is, a $100,000 loss will cause a $100,000 deduction from the Reserve, regardless of what the Commission Factor was. However, if an officer only had 50% of the commission for a loan, his or her Reserve will only be debited for 50% of the loss.

          In a loss situation, it is quite possible that an officer’s Reserve will not be large enough to absorb the loss. The loss in excess of the Reserve is the Excess Loss, and the Excess Loss times the Commission Factor for the loan is called the Officer’s Loss.

          The commissions on a loan can vary from year to year due to when points/fees are paid by the borrower, the balances outstanding under the loan (and thus the interest income accrued by the Bank) and the Annual Alteration factor (see Section 4). Therefore, an officer’s appropriate share of losses will be a weighted average of the commissions (not commission factors) that arose over the life of the loan.  As an example, if 60% of the commission amounts arose under an (effective) 9% commission factor and 40% arose under an (effective) 8% commission factor, then the commission factor for loss purposes would be 8.6% (that is, not 8.5% - the simple average of the two factors).

          Now, assume an officer’s Reserve was $100,000 and a loan which was 100% in his or her portfolio with a *[          ] Commission Factor (no Annual Alteration in this example) throughout its entire life generated a loss of $200,000. The $100,000 Reserve would be wiped out, and the remaining $100,000 loss would be the Excess Loss. The Officer’s Loss would be the Excess Loss times the Commission Factor ($10,000) which would be withheld from other sources of pay as noted in the paragraph next, below. If the loan in question was only 50% in that officer’s portfolio (i.e., only 50% of the commissions on that loan were allocated to the officer), then he or she would only have to support $100,000 of the $200,000 loss, and in the example above the officer’s Reserve would cover that entire amount, so that nothing would be withheld from any other source.

          The Officer’s Loss will first be deducted from current year’s Net Commissions that would otherwise be payable to the officer in cash (Section 12A) and any dividends otherwise payable on Commission Holdbacks in Corus Stock (Section 12B-2). If the

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

current year’s cash commissions are insufficient to cover the Officer’s Loss, the bank will then offset the Officer’s Loss against any Commission Holdbacks. The Bank will offset first against that portion of the Commission Holdback, if any, that is to be distributed that year pursuant to Sections 12A or 12D. Finally, to the extent necessary, the Bank will offset against Commission Holdbacks that are closest to being released. If the officer’s Commission Holdbacks were entirely depleted, future commissions would be the Bank’s last source of recovery. Officers will not be expected to come out-of-pocket to pay anything to the company.

          Loan losses for purposes of this Commission Program will be determined at the time the asset securing the loan is sold by the bank. Neither the date of foreclosure nor the dates of any interim charge-offs are relevant for loss calculation purposes. Loan losses include: (1) Principal Loss; (2) Foreclosure and Out-of-Pocket Carry Costs minus any net income generated by the project (it is quite conceivable that an asset could generate more income than the associated expenses, which would reduce the amount of the loss); and (3) an estimated cost of carrying the asset in question, which is based upon the Bank’s Opportunity Cost.

          Principal Loss. This is the easiest item to define. It will be the original balance of the loan minus the Disposition Price of the asset. The Disposition Price is equal to actual cash to the company, net of any closing costs. If the disposition price of the asset is greater than the original loan amount, there might still be a loss due to carry costs and opportunity costs, but the excess amount in question would reduce the loss. If the Bank advances a loan to finance the purchase of a Bank-owned asset, for purposes of determining the Disposition Price that loan will be considered cash to the Bank. However, that loan will be included in this Commission Program for both profit and loss potential, and the Bank may, in its sole and absolute discretion, consider such a loan to be a non-performing asset for its entire life, regardless of actual payment history, for purposes of determining if commissions should be paid out or held back (see below).

          Foreclosure, Out-of-Pocket Costs, and Carry Costs Minus any Net Income. These items are relatively straightforward. The cost of enforcing a guaranty, and any amount collected under a guaranty would be counted in this category. Amounts in this category will be tallied annually. Interest will accrue and compound annually on such amounts until final disposition of the asset. The interest rates used will be the same as noted below under Carry Costs.

          Carry Costs. All Carry Costs will be calculated assuming a principal balance equal to *[          ] of the Disposition Price of an asset, which can also be called the Notional Amount.

          Officers do not share in any gain on sale of a foreclosed asset, so it is also reasonable to limit the officer’s exposure to Carry Costs when asset values recover to high levels. Therefore, the Notional Amount is subject to a ceiling equal to the original loan amount.

          Losses for Commission Program purposes will include interest on the Notional Amount at the Fed Funds rate (using the average Fed Funds rate for each quarter

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

throughout the period in question, compounded quarterly) from the date interest was no longer paid on the loan through the date the Bank takes ownership of the asset. Thereafter, the Notional Amount will accrue interest at the cap rate specified for the asset in question (compounded annually) in an appraisal done at or near the time of foreclosure. Many appraisals include a discount rate, used to discount estimated future cash flows, and a cap rate, used to determine the disposition value of an asset at some future point when it is stabilized. The latter value is the cap rate which would be used for purposes of this section.

          The Bank’s Carry Costs on the non-performing asset can accumulate rapidly, and can easily exceed the principal loss of a bad loan. Be careful with your loans! Officers should be aware that one major problem loan could conceivably wipe out the commission earned on many healthy loans. Management, in its sole discretion, will calculate loan losses for commission purposes.

9.  CHANGES RETROACTIVE

          All policies described in this document apply to all loans, unless specifically stated otherwise, regardless of when the loans were originated, or when the policy was adopted.

10. BASE PAY AND ADVANCE AGAINST COMMISSION

          The CCS calculates what could be called the Gross Commission. However, *[           ] of each officer’s salary is considered to be an advance against his or her commission.  This advance is netted out of the gross commission at year-end and the resulting figure, defined as the “Net Commission,” is the amount that will be paid, part in cash and part via holdback (see Section 12 below).

11. PREPAYMENT CHARGES

Officers will share in prepayment charges according to the following guidelines:

1)

If the prepayment charge formula is the Bank’s standard yield maintenance charge with a replacement rate of Treasury + 0.0%, then the additional commission amount due to the prepayment charge will be the present value of all future commission amounts associated with the loan, assuming the loan had paid off at its stated maturity, discounted at the Replacement Rate used in the prepayment charge calculation;

2)

If the prepayment charge formula is the Bank’s standard yield plus a spread of some sort, then the additional commission amount due to the prepayment charge will be the amount calculated in (1) above, multiplied by the following ratio: (loan spread to Treasuries - replacement rate spread) / loan spread. This means that prepayment charges will be reduced by the same proportion as the replacement spread that reduced the loan spread. For example, if the loan spread was 3.0%, and the replacement rate spread was 1.0%, only 2/3 of the full spread flowed through to the prepayment charge calculation. Therefore, only 2/3 of the commission amount according to (1) above would be earned;

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

3)

Starting in the Commission Year beginning on November 1, 2001, if the prepayment charge formula is a flat percentage, then prepayment charge will be treated as a loan fee, and added to loan profitability for the year in question.

12. COMMISSION HOLDBACK

          Each year a portion (described below in clause A) of an officer’s Net Commissions arising with respect to the Commission Year will be paid in cash (as soon as practicable, but in no event more than two and a half months after the end thereof). The balance will be held back, subject to risk of loss (and thus subject to a substantial risk of forfeiture) pursuant to Section 8, “Sharing of Loan Losses”, until the conditions of this Section 12 and Section 13, “Holdback of Commission in the Event of Nonperforming Loans”, are satisfied. All commissions that are so held back are referred to as “Held Back” commissions or “Commission Holdback(s).”

          In general, an officer’s Commission Holdbacks will remain subject to risk of loss for *[          ] years from the date held back hereunder, unless: (i) prior to such *[          ] year anniversary, such amounts pass both the “Stress Analysis” test (described below in clause D) and the “Nonperforming Loan” test (described in Section 13), at which time they are no longer at risk of loss (and thus no longer at a substantial risk of forfeiture), are earned and vested and would be distributed in accordance with the following paragraphs; or (ii) at the expiration of the *[          ] year holdback period, the amounts that would otherwise be vested and distributed must be held back to satisfy the “Nonperforming Loan” test (described in Section 13) and therefore continue to be at risk of loss (and thus subject to a substantial risk of forfeiture).

          Upon satisfaction of the conditions of the Program and expiration of the periods described in Sections 12 and 13, such amounts will no longer be at risk of loss (and thus no longer at a substantial risk of forfeiture), are earned and vested and will be distributed immediately (or as soon as practicable thereafter, but in no event more than two and a half months after end of calendar year).

          The intent of this holdback is to more closely align officers’ interests with those of the Bank. Officers will experience first hand the sense that profits from many previous years can be eroded by bad loan decisions which take time to surface. The following holdback rules apply:

A)	*[ ] provided, however that any amount that would otherwise be paid in cash in accordance with the preceding clause shall be held back as necessary to satisfy the conditions of Section 13.

All amounts held back in accordance with the preceding paragraph for the current or a prior year, along with amounts held back under any other provision of this Section 12 or Section 13, are called the “Commission Holdbacks.”  Commission Holdbacks remain subject to risk of loss (and thus subject to a substantial risk of forfeiture), until the satisfaction of the conditions of, and expiration of the period described in, Sections 12 and 13.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

B)

A distribution of Commission Holdbacks no longer at risk of loss (and thus no longer at a substantial risk of forfeiture) will be made in one of three forms (as described below), pursuant to the election by the officer at the inception of the Holdback Period for such Commission Holdbacks. Such distributions will be made as soon as practicable (but in no event later than two and a half months after end of calendar year).

1.)	Cash will be calculated in the following manner:
• Amount Paid = Holdback Amount at the inception of the Holdback Period* ((1 + *[ ] of *[ ] Treasury)^ *[ ])
• The *[ ] Treasury will be the *[ ] Treasury yield as of October 31st for the year the commission arose.

2.)	Corus Bankshares, Inc. (“Bankshares” or “Company”) Phantom Stock (“Corus Stock”) will be calculated in the following manner:

A number of shares of Corus Stock, calculated by dividing: (a) the Commission Holdback amount in question, by (b) the Company’s average share price beginning October 20th (or, if October 20th is a weekend or Holiday, the first business day after such date) through the following fourteen (14) business days (a total of 15 business days) of the calendar year in which the commission arose.  In addition, a cash payment equal to any dividends said shares would have paid during the Holdback Period will be distributed to the officer annually. These dividends may be lost in the event of loan losses (described in Section 8) and will be held back in the event that the “Nonperforming Loan” test (Section 13) is not satisfied.

It is expressly understood that the Company is not actually delivering shares of Corus Stock to the officer, but rather crediting their holdback account with an equivalent number of “phantom” shares of Corus Stock. As such, the employee has no beneficial interest in Corus Stock so held back. This means, among other things, that these shares carry no voting rights and that any Dividends paid are taxable as ordinary income to the officer.

The Company reserves the right, but is not obligated, to pay some or all of this amount in cash, rather than shares, in which case the cash payment will be based on the share price at the close of business on the last business day before the commission is paid to the officer.  In particular, among other possible reasons, if the Company is obligated to withhold taxes for an officer, it might avail itself of this right to pay some portion of the payment in cash instead of shares, and it might then withhold some of that cash to make withholding tax payments.

3.)	S&P 500 will be calculated in the following manner:

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

•	Principal Amount = dollar amount subject to this calculation (100% of total Commission Holdback for the year in question)
•	Orig S&P = S&P 500 Index as of date of original holdback
•	Ending S&P = S&P 500 Index as of date of release
•	S&P Return = (Ending S&P - Orig S&P) / Orig S&P
•	Release = (S&P Return * *[ ] * Principal Amt) + Principal Amt

With respect to an officer’s Net Commissions arising in a Commission Year and held back under Section 12, the officer must choose, before the end of that calendar year, from among the foregoing options.  Officers can choose to have a portion of their Commission Holdback for any year paid in each of the three methods above (that is, some of a given year’s commission could be tied to cash, some to Corus Stock, and some to the S&P 500).

C)

The Commission Holdback, in whatever form the officer chooses to take it, would be subject to risk of loss (and thus subject to a substantial risk of forfeiture) described above in Section 8, “Sharing of Loan Losses.” Amounts to be deducted from the accumulated Commission Holdback would be deducted from the then-current value of the amounts held back at the time the loss occurs.

D)

Stress Analysis. For a variety of reasons, an officer’s aggregate Commission Holdbacks might exceed the amount determined to be necessary (under the Stress Analysis test described in detail below) to offset potential future losses associated with the officer’s loans. For purposes of this calculation, the Commission Holdbacks will be deflated in the manner described below (what is termed “Deflated Commission Holdbacks”). Commission Holdbacks will be released such that the officer’s Deflated Commission Holdbacks do not exceed that officer’s Total Loss Potential (as defined below). The Stress Analysis test will be conducted as of October 31st of each year.

To the extent that an officer’s Deflated Commission Holdback exceeds the officer’s Total Loss Potential, and Section 13, “Holdback of Commission In The Event of Nonperforming Loans”, is satisfied, then: (i) the amount by which the Deflated Commission Holdback exceeds the Total Loss Potential is, under the terms of the Program, no longer at risk of loss (and thus no longer at a substantial risk of forfeiture), are earned and vested and will be distributed as soon as practicable (but in no event later than two and a half months after the end of the calendar year), and (ii) Net Commissions for the current calendar year that would otherwise be held back (pursuant to clause A of this Section 12) will not be held back.

In contrast, where an officer’s Total Loss Potential exceeds his Deflated Commission Holdbacks: (i) only those Commission Holdbacks that have been held back a full *[          ] years, and only then if Section 13 is also satisfied, will no longer be at risk of loss (and thus no longer at a substantial risk of forfeiture), and (ii) Net Commissions arising in the current year that are scheduled to be held back under clause A of this Section 12 will be held back (but amounts scheduled to be paid in cash under clause A will continue to be, if Section 13 is satisfied, paid in cash).

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

Total Loss Potential definition:
For each loan that generates a commission for that officer, multiply the total commitment (i.e., outstanding balance plus unfunded commitment) as of October 31st of that Commission Year by:
	1.	that loan’s Probability of Default (“POD”); then by
	2.	that loan’s Loss Given Default (“LGD”); then by
3.

that loan’s original Commission Factor (after accounting for the Annual Alteration in the year of origination, but for simplicity’s sake ignoring any subsequent changes in the Commission Factor due to the Annual Alteration in subsequent years); then by

4.

if a loan (including 1st mortgage and, if applicable, an associated mezzanine loan) is in excess of *[          ], then a percentage equaling *[          ] million (lower maximum “commissionable” thresholds applied in prior years) divided by the actual total loan commitment amount; then by

	5.	the officer’s percentage of the commission for that loan; then by
	6.	*[ ].

Call this the Individual Loan Loss Potential. The sum of the Individual Loan Loss Potential for all loans in the Program (including nonperforming loans), less the officer’s Reserve is the officer’s Total Loss Potential. The last step, the *[          ] multiple, reflects that, while Bank management and loan officers strive to make reasonable estimates of a loan’s POD and LGD, this process is inherently uncertain.

For purposes of this section, Commission Holdbacks: (i) include Net Commissions attributable to loans originated during the current Commission Year that would be held back due to clause A, and (ii) exclude Commissions Holdbacks that are to be released pursuant to the nine year release feature of this Section 12.

Deflated Commission Holdbacks are calculated as follows: (i) the value of any Corus stock will be reduced to *[          ] of Bankshares’ book value per share as of October 31st of that year, (ii) the value of any S&P 500 reduced to *[          ] of its value as of October 31st of that year, and (iii) Cash at its then current indexed-value. Commission Holdbacks are deflated because we assume that when the Bank is incurring losses, economic problems will have caused the value of the S&P 500 and, much more so, Corus Stock to deteriorate.

E)

If an officer is no longer employed by the Bank and has Commission Holdback amounts pending, the Holdback Period would continue without any change whatsoever. See Section 15 below for a definition of Terminated Officer.  The company will certify to the Terminated Officer that any calculations pertaining to the Commissions Holdbacks were in reasonable compliance with this program, but Terminated Officers will not be entitled to direct access to the bank’s records. If substantially all of the loans that generate commissions for the Terminated Officer pay off without loss prior to the end of the Holdback Period, then the “Stress Analysis” test (clause D of this Section) and the “Nonperforming Loan” test (Section 13) will automatically be considered satisfied and any remaining Commission Holdbacks will become earned and vested and immediately distributable.  Any amounts held back will be released at their then-current indexed value.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

F)

The provisions of this Section 12, and Section 13, became effective for calendar year 2005.  For calendar year 2005, the release and distribution of an officer’s commission holdbacks, in accordance with the provisions of Sections 12 and 13, shall constitute the cancellation of the deferral of any such released amounts in accordance with the provisions of Q&A-20 of the Internal Revenue Service’s Notice 2005-1 (pertaining to proposed Internal Revenue Code 409(A)). Further, all such amounts shall be distributed to the officer no later than December 31, 2005.

For each year thereafter, the application of the provisions of this Section 12, and Section 13, shall result in the release and distribution (as soon as practicable, but in no event more than two and a half months after the end thereof), of all amounts that are no longer subject to a substantial risk of forfeiture in that year. Consequently, all distributions under the Program shall constitute short-term deferrals, as provided for in Q&A-4(c) of the Internal Revenue Service’s Notice 2005-1, and the Program shall not be subject to proposed Internal Revenue Code Section 409A.

13.  HOLDBACK OF COMMISSION IN THE EVENT OF NONPERFORMING LOANS

          Notwithstanding anything else to the contrary in this Program, prior to the release of any commissions the Bank will calculate an officer’s “NPL Loss Potential” (as defined below). Commission Payments (as defined below) will remain subject to risk of loss (and thus at a substantial risk of forfeiture) and the Bank will not release any such Commission Payments if an officer’s total Commission Holdbacks (based on then-current value of Corus, S&P 500 and Cash holdbacks) is less than the officer’s NPL Loss Potential. Commission Payments include: (i) commissions held back in prior years (including commissions held back in prior years due to the operation of this section), (ii) current year’s commission to be paid in cash, and (iii) dividends on holdbacks invested in Corus Stock.

An officer’s “NPL Loss Potential” will be calculated as follows:

(a)

Take all non-performing loans, all loans associated with a foreclosed asset, and all loans that Bank Management in its sole and absolute discretion deems to be concerning to the point that there is a potential loss, even if such loans are performing. Such discretionary loans may include loans that were originated to finance the purchase of a foreclosed asset from the Bank or renewals of existing Bank loans at better-than-market terms.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

(b)

Multiply the principal balance of each such loan prior to any charge offs by its respective Commission Factor and then by the respective percentage of each commission attributed to the officer in question. For example, if an officer has 75% of the commission for a loan, and that loan has a *[          ] Commission Factor and a $10,000,000 balance, the resulting amount for that loan will be $750,000.

(c)	Add the resulting amounts together, and multiply by *[ ].

Once a commission is so held back: (i) no subsequent consideration to releasing it will be made until one (1) year later (when this same process will be repeated), (ii) it will accrue interest at the then prevailing 1-year U.S. government Treasury yield, and (iii) during the additional holdback period, it continues to be at risk of loss (and thus subject to a substantial risk of forfeiture).

14.  CUSTOMER ACCOUNTS PROTECTED

          The loan officer who brings a customer to Corus and either closes on one loan or opens meaningful depository accounts shall be considered the account officer for that customer.  It will be expected that other Bank officers will respect this protection and not solicit business from a protected customer without the account officer’s permission.  If a dispute arises over which officer should handle a certain account, please consult Michael Stein or Robert Glickman.

15.  TERMINATION OF EMPLOYMENT

          After an officer either resigns or is terminated, said officer (hereinafter referred to as a “Terminated Officer”) will not earn any further commissions on loans that are on the bank’s books.  Nor will a Terminated Officer be allocated any new commissions for the year in which the Termination occurs or in any subsequent years either.  If an Officer is terminated before December 31st of any given year, no Commissions for any partial year will be allocated to such Officer.  Notwithstanding the foregoing, if an Officer is terminated without cause, or dies or ceases employment due to a physical disability, the commissions accrued through that officer’s date of termination will be allocated to such officer, and payable to him or her (or his or her estate), but subject to holdback and potential elimination as described elsewhere in this document.

The Terminated Officer may earn some, all or none of the Commission Holdback accrued in the years prior to the date of Termination, all according to the following guidelines:

(1)

If a Terminated Officer has any Commission Holdback amounts pending, the Holdback Periods would continue without any change in the Holdback Period whatsoever, and the conditions of earnout and vesting described at Sections 12 and 13 would continue to apply.

(2)	The company will certify to the Terminated Officer that any calculations pertaining to the Commission Holdback were in substantial compliance with this program,

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

(3)	The Terminated Officer will not be entitled to direct access to the bank’s records.

(4)

If all of the loans that generated commissions for the Terminated Officer pay off without loss prior to the end of the Holdback Period, then, as described at Section 12 above, any held back amounts will be released at their then-current indexed value.

(5)

If there are any Losses in time periods after Termination, but before the Holdback Period expires, in any of the Loans in which the Terminated Officer generated a Commission in any prior year, then the Losses will be deducted from the Commission Holdback in accordance with the guidance contained in Section 8, “Sharing in Loan Losses.”

16.  INDEPENDENT AUDITS

          An independent audit of loan files will be conducted annually to ensure that loans are closed as they were approved and with no documentation irregularities. This is a generally sound banking practice, and becomes particularly important once loan officers are directly rewarded for volume.

17.  CONFIDENTIALITY

          This Commission Program is not to be shown or disclosed to anybody outside of the Company.  It is considered proprietary information of the Company.  This pledge of confidentiality will continue after employment by the Company ceases for any reason.  Acceptance of any commission payments by any officer will bind the officer to this pledge of Confidentiality.

18.  LIMITATION ON ASSIGNMENT

          Any benefits under this Commission Program may not be assigned, sold, transferred, pledged or encumbered, except by will or intestacy, and any attempt to do so will be void.

19.   GOVERNMENT LAW

          Except to the extent preempted by the laws of the United States, this program will be construed and administered in accordance with the laws of the State of Illinois.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.

Revised Effective: November 1, 2005

20. OFFICER REVIEW AND CONSENT.

          Annually, so long as the officer is employed by the Bank, the Bank will supply each officer with a copy of these guidelines, in their most current form, a copy of a portion of the CCS detailing their loans (but not including loans for which the officer does not collect any commission), a summary of the current year’s compensation including any commissions released, paid, and held back, and a summary of the officer’s current and prior year holdback amounts, including information on investment elections, and on any freezes, eliminations, or releases of holdback amounts. Officers will be asked to review all the information submitted to them and to acknowledge in writing whether or not they identify any discrepancy or error in the information provided to them.

          Terminated Officers will receive information as noted in Section 15 above, and the Bank will not be obligated to release any payment to a Terminated Officer without written consent from such officer regarding the accuracy of such payment, and confirming that the Terminated Officer does not have any claims against the company pertaining to holdback amounts or otherwise.

21.  PROGRAM SUBJECT TO CHANGE OR TERMINATION

          Management reserves the right to modify or cancel this Commission Program at any time for any officer or all officers in its sole discretion. The only surviving obligation of the company in the event of program cancellation would be to pay sums formally treated as Commission Holdback pursuant to Section 12, provided that such payments are warranted by Section 12 guidelines, not restricted due to Section 13 guidelines, and not eliminated due to loan losses as noted in Section 8. This program in no other way constitutes a contract between the company and its officers.

          However, management understands that its refusal to adhere to the guidelines set forth herein would potentially hurt the overall morale of many valued employees. Management will try diligently to administer this program in a fair and ongoing manner, and expects that the program will ultimately benefit both the company and its loan officers.

          By the same token, officers are expected to act fairly and in the company’s best interests. It is important to avoid the temptation to “game” the system, and seek to take advantage of loopholes or unintended results of the program. Such actions would lead to a loss of trust between the officer in question and management.

          Please direct any questions or comments to Michael Stein or Robert Glickman.

* Confidential materials omitted and filed separately with the Securities and Exchange Commission. Asterisks indicate omissions.